OMB APPROVAL
OMB Number: 3235-0145
Expires: January 31, 2006
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Vocus, Inc.
(Name of Issuer)
Common Stock, par value $.01 per share
(Title of Class of Securities)
92858J 10 8
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	92858J 10 8	Page	2	of	5

1	NAMES OF REPORTING PERSONS: Richard Rudman

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,821,643

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,821,643

WITH:	8	SHARED DISPOSITIVE POWER:

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,821,643

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Schedule 13G

CUSIP No. 92858J 10 8	Page 3 of 5

Item 1(a):	Name of Issuer.

Vocus, Inc.

Item 1(b):	Address of Issuer’s Principal Executive Offices.

4296 Forbes Boulevard
Lanham, Maryland 20706

Item 2(a):	Name of Person Filing.

Richard Rudman

Item 2(b):	Address of Principal Business Office or, if none, Residence.

4296 Forbes Boulevard
Lanham, Maryland 20706

Item 2(c):	Citizenship.

United States

Item 2(d):	Title of Class of Securities.

Common Stock, par value $.01 per share

Item 2(e):	CUSIP Number.

92858J 10 8

Item 3:	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4:	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

1,821,643

(b)	Percent of Class:

12.3%

(c)	Number of shares as to which the person has:

Schedule 13G

CUSIP No. 92858J 10 8	Page 4 of 5
(i)	Sole power to vote or to direct the vote:

1,821,643

(ii)	Shared power to vote or to direct the vote:

-0-

(iii)	Sole power to dispose or to direct the disposition of:

1,821,643

(iv)	Shared power to dispose or to direct the disposition of:

-0-

Item 5:	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6:	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8:	Identification and Classification of Members of the Group.

Not Applicable

Item 9:	Notice of Dissolution of Group.

Not Applicable

Item 10:	Certification.

Not Applicable

Schedule 13G

CUSIP No. 92858J 10 8	Page 5 of 5
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 2, 2006
/s/ Richard Rudman
Richard Rudman